Exhibit 99.2
CERTIFICATION OF THE CHIEF FINANCIAL OFFICER
PURSUANT TO SECTIONS 101(A)(1), 101(C)(5), AND 111 OF THE EMERGENCY ECONOMIC
STABILIZATION ACT OF 2008, AS AMENDED BY THE AMERICAN RECOVERY AND
REINVESTMENT ACT OF 2009
(dated March 6, 2013)
I, Gary J. Elek certify, based on my knowledge, that:
(i) The compensation committee of LNB Bancorp, Inc. (the “Corporation”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning January 1, 2012 and ending June 19, 2012, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Corporation;
(ii) The compensation committee of the Corporation has identified and limited during the period beginning January 1, 2012 and ending June 19, 2012 any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Corporation and has identified any features of the employee compensation plans that pose risks to the Corporation and has limited those features to ensure that the Corporation is not unnecessarily exposed to risks;
(iii) The compensation committee has reviewed, at least every six months during the period beginning January 1, 2012 and ending June 19, 2012, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Corporation to enhance the compensation of an employee, and has limited any such features;
(iv) The compensation committee of the Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v) The compensation committee of the Corporation will provide a narrative description of how it limited for the period beginning January 1, 2012 and ending June 19, 2012 the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Corporation;

(B)	Employee compensation plans that unnecessarily expose the Corporation to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Corporation to enhance the compensation of an employee;
(vi) The Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the period beginning January 1, 2012 and ending June 19, 2012 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii) The Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning January 1, 2012 and ending June 19, 2012;
(viii) The Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning January 1, 2012 and ending June 19, 2012;
(ix) The Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the period beginning January 1, 2012 and ending June 19, 2012; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) The standard referred to in clause (x) of the model certification (the “Model Certification”) set forth in Appendix B to Section 30.15 of the Interim Final Rule issued on June 15, 2009 under EESA is not required to be met by the Corporation; however, the Corporation will permit the non-binding shareholder vote required by Section 14A(a)(1) of the Securities and Exchange Act of 1934 in the proxy statement to be filed in connection with its 2013 annual meeting;

(xi) The Corporation will disclose the amount, nature, and justification for the offering during the period beginning January 1, 2012 and ending June 19, 2012 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii) The Corporation will disclose whether the Corporation, the board of directors of the Corporation, or the compensation committee of the Corporation has engaged during the period beginning January 1, 2013 and ending June 19, 2012 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during the period beginning June 15, 2011 and ending June 19, 2012;
(xiii) The Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning January 1, 2012 and ending June 19, 2012;
(xiv) The Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Corporation and Treasury, including any amendments, through June 19, 2012;
(xv) The standard referred to in clause (xv) of the Model Certification was not required to be met by the Corporation, as a result of the cessation of its TARP period on June 19, 2012; and
(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)

/s/ Gary J. Elek
Gary J. Elek
Chief Financial Officer